Exhibit 99.1
News Release
FOR IMMEDIATE RELEASE
Contact:
Michael Weisbarth
Chief Financial Officer and Treasurer
LESCO, Inc.
(216) 706-9250
LESCO ANNOUNCES SECOND QUARTER 2006 RESULTS
CLEVELAND, Ohio – July 28, 2006 – LESCO, Inc. (NASDAQ: LSCO), a leading provider of products for the professional green and pest control industries, today announced second quarter and six-month results for the period ending June 30, 2006.
Second Quarter 2006 Results
Net sales for the quarter ending June 30, 2006, were $182.0 million versus $190.2 million in the comparable period a year ago. Gross profit was 24.0% of net sales, or $43.7 million, compared to 26.8% of net sales, or $50.9 million, in the second quarter of 2005. The Company experienced a $7.2 million decline in gross profit including: a $3.0 million decrease in product margin due to a combination of higher raw material costs, including a decline in supplier rebates, and a more competitive pricing environment, predominantly in the fertilizer product category; an incremental $1.9 million of indirect supply chain costs, which include anticipated costs associated with outsourcing the Company’s manufacturing, warehouse and distribution functions; and $2.3 million from the decline in sales volume. The Company reported second quarter 2006 earnings of $8.9 million, or $0.95 per diluted share, versus earnings of $15.8 million, or $1.71 per diluted share, in the same period in 2005.
The Company’s GAAP results do not reflect any tax provision related to the Company’s second quarters 2006 and 2005 earnings before income tax because of the required accounting treatment for LESCO’s deferred tax assets. The 2005 results include a $0.03 per diluted share impact for settlement costs related to the termination of a vendor supply agreement.
First Six Months 2006 Results
Net sales for the six months ending June 30, 2006, were $281.8 million versus $288.3 million in the comparable period a year ago. Gross profit was 24.0% of net sales, or $67.6 million, in the first six months of 2006, compared to 25.8% of net sales, or $74.3 million, in the first six months of 2005. The Company reported a net loss of $1.7 million, or $0.19 per diluted share, for the first six months of 2006 versus earnings of $5.1 million, or $0.55 per diluted share, in the same period in 2005. These first six months GAAP results do not include a tax provision and 2005 results include a $0.03 per diluted share impact for a vendor termination settlement.

Exhibit 99.1
Stores Segment Operating Results
The Stores Segment includes operating results of the Company’s Service Centers and Stores-on-Wheels® vehicles as well as field management costs. The Stores Segment net sales for the quarter ended June 30, 2006, were $167.4 million versus $165.0 million in the same period a year ago. Service Center net sales increased 2.5% and Stores-on-Wheels net sales decreased 5.2%. Comparable Service Center sales declined 3.2%. Sales were lower than anticipated primarily due to the loss of sales from customers who were previously supported by a direct sales representative. The sales representative organization was disbanded in the first half of 2005. Lawn care and landscape customer sales increased 4.5% while golf customer sales declined 8.4% in this segment.
Gross profit was $41.6 million, or 24.9% of net sales, in the second quarter of 2006 compared to $47.5 million, or 28.8% of net sales, in the same period in 2005. A $3.6 million loss in gross profit due to product margin decline and an incremental $3.2 million of indirect supply chain costs were partially offset by $0.9 million of gross profit from incremental sales. The indirect supply chain costs are allocated to the segments based on cost of product sold; consequently, the Stores Segment received a higher allocation due to its higher percentage of total cost of product sold this quarter versus the same period last year.
Stores Segment selling expense increased $2.1 million on a quarter-over-quarter basis to $22.7 million, or 13.6% of net sales, from $20.6 million, or 12.5% of net sales, in 2005. The increase in selling expense is primarily attributable to the 48 net new Service Centers and 17 new Stores-on-Wheels vehicles opened since the first quarter of 2005, along with the expansion of the field management organization to support store growth. Merchant discounts were $3.0 million, or 1.8% of net sales, during the quarter versus $2.6 million, or 1.6% of net sales, in the same period in 2005. This increase is primarily due to a rise in discount rates on a quarter-over-quarter basis and a continued shift in customer credit usage from private label to national bank cards.
Stores Segment earnings before interest and taxes was $15.9 million in second quarter 2006 versus earnings before interests and taxes of $24.3 million for the same period last year.
Stores Segment net sales for the six months ended June 30, 2006, increased 4.4% to $251.6 million. Same-store Service Center sales declined 0.8%. Net sales increased 5.2% and 2.3% for Service Centers and the Stores-on-Wheels fleet, respectively. Lawn care and landscape customer sales increased 6.4% while golf customer sales declined 4.4% in this segment. Gross profit was $62.2 million, or 24.7% of net sales, for the first six months of 2006 versus $67.5 million, or 28.0% of net sales, in the same period a year ago. A $5.0 million increase in selling expense between comparable periods is directly attributable to $3.3 million for new Service Center and Stores-on-Wheels vehicle openings since the first quarter of 2005 as well as $1.5 million for expansion of the field management team. Merchant discount fees increased $1.0 million and 40 basis points to $4.7 million and 1.9% of net sales, primarily due to a shift to national bank cards. For the first six months of 2006, earnings before interest and taxes was $13.7 million versus $24.9 million for the same period last year.
Direct Segment Operating Results
The Direct Segment includes the operating results of all non-store transactions. The Direct Segment net sales were $14.6 million for the quarter ended June 30, 2006, versus $25.2 million in the comparable period a year ago. Gross profit was $2.0 million, or 13.9% of net sales, in the

Exhibit 99.1
second quarter of 2006 compared to $3.4 million, or 13.6% of net sales, in the same period in 2005. A $3.2 million loss in gross profit due to a decline in sales was partially offset by a $0.5 million product margin gain and a $1.3 million reduction of indirect supply chain costs. Based on the indirect supply chain cost allocation methodology, the Direct Segment received a lower allocation proportional to its decline in cost of product sold this quarter versus the same period last year.
Direct Segment selling expense during the second quarter of 2006 was $1.3 million, or 8.7% of net sales, compared to $1.8 million, or 7.2% of net sales, in the same period in 2005. This decreased cost is a direct result of the disbandment of direct sales representatives. Merchant discounts were flat at $0.5 million quarter-over-quarter, but increased 140 basis points to 3.5% of net sales. The second quarter 2006 merchant discounts expense includes $0.2 million of account write-offs of service charges and late fees as an accommodation to customers.
Direct Segment earnings before interest and taxes were $0.3 million in the second quarter of 2006 versus $1.1 million in the comparable period of 2005.
For the six months ended June 30, 2006, Direct Segment net sales declined to $30.2 million from $47.2 million for the first six months of 2005. Gross profit was $5.4 million, or 17.8% of net sales, in 2006 versus $6.8 million, or 14.4% of net sales, in 2005. Selling expense declined $2.6 million from the same period in 2005, primarily attributable to the elimination of direct sales representatives. Merchant discounts decreased $0.2 million as sales declined from the same period in 2005, but increased 80 basis points to 3.3% of net sales due to the customer service charge and late fee write-offs. The year-to-date earnings at June 30 before interest and taxes was $1.7 million in 2006 versus $0.3 million in 2005.
Corporate
The two operating segments are supplemented by Corporate costs incurred for support functions, including Corporate selling expenses, promotional merchant discounts, general and administrative expenses, and new store pre-opening costs. Total Corporate expense for the second quarter of 2006 decreased 22% to $7.4 million from $9.5 million. The second quarter of 2005 reflects $0.5 million of settlement costs related to the termination of a vendor supply agreement.
Corporate selling expense, composed of customer service, bids processing, product registration, and merchandising and marketing expenses, declined $0.3 million to $2.9 million in the second quarter of 2006 from the same period in 2005. There was no net corporate merchant discounts expense, down from $0.7 million for the like period last year. Second quarter 2006 merchant discounts expense reflects a $0.5 million reimbursement of previously overcharged fees incurred for the extension of customer payment terms, net of certain customer service charges. General and administrative expense decreased $0.9 million to $4.0 million from $4.9 million in the second quarter of 2005. Pre-opening expense for the second quarters of 2006 and 2005 was flat at $0.5 million. The 2006 selling, general, and administrative expenses have declined as a result of the sale of supply chain assets.
Total Corporate expense for the six months ended June 30, 2006, was $17.1 million versus $19.7 million, including the aforementioned vendor settlement charge, for the comparable period in 2005.
Sales Representative Strategy
As previously announced, LESCO is reinstating its direct sales representative model, which had been disbanded in the first half of 2005. The Company has determined that it will initially place sales representatives in 30 key markets and has obtained commitments to fill 17 of these positions. In order to maintain customer service levels, there will be a transition period while certain individuals shift from their current roles.
New Service Centers and Stores-on-Wheels
During the second quarter of 2006, the Company opened 13 new Service Centers. On June 30, 2006, there were 323 Service Centers in operation, versus 285 at the end of June 2005. The 98 Service Centers that were opened from 2003 through the end of the second quarter of 2006 generated net sales

Exhibit 99.1
of $27.0 million and pre-tax earnings of $2.9 million for the quarter. These 98 Service Centers generated net sales of $38.6 million for the first six months of 2006 and pre-tax earnings of $1.6 million.
On June 30, 2006, there were 114 Stores-on-Wheels vehicles in operation, versus 110 at the end of June 2005.
The Company expects to open approximately 40 new Service Centers during fiscal 2006. In 2007, however, the Company anticipates a reduction in new Service Center openings to no fewer than 20 as Lesco expands its direct selling organization and completes the required change management process. Long term, the Company remains committed to its strategic direction to increase its Service Centers base at 10-15% annually.
Share Repurchase Program
In October 2005, the Company’s board of directors approved the repurchase of up to 1.5 million common shares and equivalents. During the first six months of 2006, the Company repurchased 91,522 common shares at a total cost of $1.4 million. This is in addition to the approximately 336,000 stock options that were repurchased in 2005.
Balance Sheet
As of June 30, 2006, LESCO’s cash and cash equivalent balance was $19.9 million versus $8.5 million at the same time last year. The Company had no outstanding debt at June 30, 2006, compared to $3.0 million of debt as of June 30, 2005.
Conference Call
The Company will host a conference call and audio webcast with investors, analysts and other interested parties on July 28, 2006, at 8:30 a.m. (Eastern). Hosting the call will be Jeffrey Rutherford, President and Chief Executive Officer, and Michael Weisbarth, Chief Financial Officer and Treasurer. The live call can be accessed by dialing 1-800-659-1942, passcode 86712689. Participants should register at least 15 minutes prior to the commencement of the call. The conference call will also include a question and answer session.
Additionally, a live audio webcast will be available to interested parties at www.lesco.com. Participants should allow at least 15 minutes prior to the commencement of the call to register, download and install necessary audio software. Questions can be submitted either in advance or during the webcast via email to ir@lesco.com or through the Company’s corporate website where a link will be provided on the “Home” page.

Exhibit 99.1
LESCO’s culture demands the highest of ethical standards and accountability manifested in full and fair financial disclosure to our shareholders. LESCO management encourages the participation of our shareholders and other interested parties in our conference calls and live webcasts. For those who cannot participate in the conference call or the live webcast, a replay will be available beginning approximately one hour after the conclusion of the event on LESCO’s website.
About LESCO, Inc.
LESCO currently serves more than 130,000 customers worldwide, through 323 LESCO Service Center® locations, 114 LESCO Stores-on-Wheels vehicles, the Internet, and other direct sales efforts. Additional information about LESCO can be found on the Internet at www.lesco.com.
Statements in this news release relating to sales and earnings expectations, new Service Center openings and profitability, and other statements that are not historical information are forward-looking statements and, as such, reflect only the Company’s best assessment at this time. Investors are cautioned that forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from such statements and investors should not place undue reliance on such statements. Factors that may cause actual results to differ materially from those projected or implied in the forward-looking statements include, but are not limited to, the final resolution of certain contingencies relative to the collection of identified accounts receivable; the Company’s ability to add new Service Centers in accordance with its plans, which can be affected by local zoning and other governmental regulations and its ability to find favorable store locations, to negotiate favorable leases, to hire qualified individuals to operate the Service Centers, and to integrate new Service Centers into the Company’s systems; the Company’s ability to attract quickly and retain direct sales representatives who are respected in the industry and engender customer loyalty; the Company’s ability to satisfy minimum purchase requirements to meet contractual commitments and/or maximize supplier rebates; the Company’s ability to increase sales volume, particularly through its Service Centers, to leverage its capital investment and its direct and indirect supply contracts; competitive factors in the Company’s business, including pricing pressures; lack of availability or instability in the cost of raw materials which affects the costs of certain products; the successful and uninterrupted performance of supply chain services by Turf Care Supply Corp; the Company’s ability to impose price increases on customers without a significant loss in revenues; potential rate increases by third-party carriers which affect the cost of delivery of products; changes in existing law; the Company’s ability to effectively market and distribute new products; the success of the Company’s operating plans; any litigation or regulatory proceedings against the Company; regional weather conditions; and the condition of the industry and the economy. For a further discussion of risk factors, investors should refer to the Company’s Securities and Exchange Commission reports, including but not limited to its Form 10-K for the year ended December 31, 2005.

Exhibit 99.1
LESCO, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS — UNAUDITED

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands, except per share data)	2006	2005	2006	2005
Net sales	$181,950	$190,201	$281,788	$288,255
Cost of product (including distribution costs)	(138,299)	(139,285)	(214,206)	(213,987)

Gross profit on sales	43,651	50,916	67,582	74,268

Selling expense	(26,935)	(25,590)	(52,148)	(50,746)
General & administrative expense	(3,961)	(4,935)	(10,360)	(11,318)
Merchant discounts and provision for doubtful accounts	(3,511)	(3,803)	(6,117)	(5,853)
Pre-opening expense	(521)	(533)	(810)	(730)
Vendor contract termination	—	(464)	—	(464)
Other expense	(30)	—	(30)	(37)
Other income	32	283	167	398

Earnings (loss) before interest and taxes	8,725	15,874	(1,716)	5,518
Interest income/(expense), net	175	(124)	2	(441)

Earnings (loss) before taxes	8,900	15,750	(1,714)	5,077
Income tax (provision) benefit:
Current	—	—	—	—
Deferred	(3,052)	(4,314)	1,209	(774)
Change in valuation allowance	3,052	4,314	(1,209)	774

	—	—	—	—

Net income (loss)	$8,900	$15,750	$(1,714)	$5,077

Earnings (loss) per common share:
Diluted	$0.95	$1.71	$(0.19)	$0.55

Basic	$0.97	$1.77	$(0.19)	$0.57

Average number of common shares and common share equivalents outstanding:
Diluted	9,353,088	9,195,080	9,096,032	9,169,482

Basic	9,184,828	8,887,944	9,096,032	8,853,033

Exhibit 99.1
LESCO, INC.
CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)	June 30, 2006	June 30, 2005	December 31, 2005
	(UNAUDITED)	(UNAUDITED)
CURRENT ASSETS:
Cash and cash equivalents	$19,854	$8,495	$21,030
Accounts receivable, net	13,909	13,938	16,310
Inventories	101,531	133,859	80,346
Other	1,564	2,546	2,667

TOTAL CURRENT ASSETS	136,858	158,838	120,353
Property, plant and equipment, net	9,076	25,290	9,624
Other	888	1,155	904

	$146,822	$185,283	$130,881

CURRENT LIABILITIES:
Accounts payable	$83,997	$88,510	$61,381
Accrued liabilities	17,789	18,837	24,576
Revolving credit facility	—	2,979	—

TOTAL CURRENT LIABILITIES	101,786	110,326	85,957

Deferred — other	2,007	1,804	2,166

TOTAL LIABILITIES	103,793	112,130	88,123

SHAREHOLDERS’ EQUITY:
Common shares—without par value—
19,500,000 shares authorized; 9,242,415 shares issued and 9,150,893 outstanding at June 30, 2006; 8,873,180 shares issued and outstanding at June 30, 2005 and 8,949,921 shares issued and outstanding at December 31, 2005	924	886	894
Paid-in capital	40,282	37,384	38,051
Treasury shares; 91,522 at June 30, 2006; none in 2005	(1,418)	—	—
Retained earnings	3,241	36,714	4,955
Unearned compensation	—	(1,831)	(1,142)

TOTAL SHAREHOLDERS’ EQUITY	43,029	73,153	42,758

	$146,822	$185,283	$130,881

Exhibit 99.1
LESCO, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS — UNAUDITED

	For the Six Months Ended June 30,
(Dollars in thousands)	2006	2005
OPERATING ACTIVITIES:
Net (loss) income	$(1,714)	$5,077
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	1,752	3,381
Increase in accounts receivable	2,401	2,993
Increase in inventories	(21,185)	(33,277)
Increase in accounts payable	21,804	25,552
Decrease in accrued expenses	(6,731)	(6,124)
Increase in other items	1,104	1,041

NET CASH USED IN OPERATING ACTIVITIES	(2,569)	(1,357)

INVESTING ACTIVITIES:
Proceeds on the sale of property, plant and equipment	4	235
Purchase of property, plant and equipment
Stores	(952)	(2,136)
Other	(289)	(519)

NET CASH USED IN INVESTING ACTIVITIES	(1,237)	(2,420)

FINANCING ACTIVITIES:
Increase in overdraft balances	812	6,587
Reduction of borrowings, net	—	(3,574)
Purchase of treasury shares	(1,418)	—
Exercised stock options	3,236	1,158

NET CASH PROVIDED BY FINANCING ACTIVITIES	2,630	4,171

Net change in cash and cash equivalents	(1,176)	394

Cash and cash equivalents — Beginning of the period	21,030	8,101

CASH AND CASH EQUIVALENTS — END OF THE PERIOD	$19,854	$8,495

Supplemental disclosure of cash flow information:
Interest paid, including letters of credit and unused facility fees	$(140)	$(507)

Income taxes (paid) refunded	$(103)	$72

Exhibit 99.1
LESCO, INC.
SEGMENT INCOME STATEMENT

	Three Months Ended June 30,
	Stores		Direct Sales		Corporate		Total
(Dollars in thousands)	2006	2005	2006	2005	2006	2005	2006	2005
Net sales	$167,371	$165,033	$14,579	$25,168	$—	$—	$181,950	$190,201
Direct cost of product (including distribution costs)	(114,694)	(109,696)	(11,295)	(19,217)	—	—	(125,989)	(128,913)
% to Net Sales	(68.5)%	(66.5)%	(77.5)%	(76.3)%			(69.2)%	(67.8)%
Indirect supply chain costs	(11,056)	(7,832)	(1,254)	(2,540)	—	—	(12,310)	(10,372)
% to Net Sales	(6.6)%	(4.7)%	(8.6)%	(10.1)%			(6.8)%	(5.4)%

Gross profit on sales	41,621	47,505	2,030	3,411	—	—	43,651	50,916
% to Net Sales	24.9%	28.8%	13.9%	13.6%			24.0%	26.8%
Selling expense	(22,726)	(20,583)	(1,266)	(1,807)	(2,943)	(3,200)	(26,935)	(25,590)
% to Net Sales	(13.6)%	(12.5)%	(8.7)%	(7.2)%			(14.8)%	(13.5)%
Merchant discounts	(3,003)	(2,611)	(508)	(536)	—	(656)	(3,511)	(3,803)
% to Net Sales	(1.8)%	(1.6)%	(3.5)%	(2.1)%			(1.9)%	(2.0)%
Pre-opening expense	—	—	—	—	(521)	(533)	(521)	(533)
% to Net Sales	—	—	—	—			(0.3)%	(0.3)%
General & administrative expense	—	—	—	—	(3,961)	(4,935)	(3,961)	(4,935)
% to Net Sales	—	—	—	—			(2.2)%	(2.6)%
Vendor contract termination	—	—	—	—	—	(464)	—	(464)
% of Net Sales	—	—	—	—			—	(0.2)%
Other income, net	—	—	—	—	2	283	2	283
% to Net Sales	—	—	—	—			0.0%	0.1%

Earnings (loss) before interest and taxes	$15,892	$24,311	$256	$1,068	$(7,423)	$(9,505)	$8,725	$15,874

% to Net Sales	9.5%	14.7%	1.8%	4.2%			4.8%	8.3%

Exhibit 99.1
LESCO, INC.
SEGMENT INCOME STATEMENT

	Six Months Ended June 30,
	Stores		Direct Sales		Corporate		Total
(Dollars in thousands)	2006	2005	2006	2005	2006	2005	2006	2005
Net sales	$251,567	$241,093	$30,221	$47,162	$—	$—	$281,788	$288,255
Direct cost of product (including distribution costs)	(172,882)	(162,955)	(23,284)	(35,637)	—	—	(196,166)	(198,592)
% to Net Sales	(68.7)%	(67.6)%	(77.0)%	(75.6)%			(69.6)%	(68.9)%
Indirect supply chain costs	(16,477)	(10,673)	(1,563)	(4,722)	—	—	(18,040)	(15,395)
% to Net Sales	(6.6)%	(4.4)%	(5.2)%	(10.0)%			(6.4)%	(5.3)%

Gross profit on sales	62,208	67,465	5,374	6,803	—	—	67,582	74,268
% to Net Sales	24.7%	28.0%	17.8%	14.4%			24.0%	25.8%
Selling expense	(43,859)	(38,888)	(2,692)	(5,324)	(5,597)	(6,534)	(52,148)	(50,746)
% to Net Sales	(17.4)%	(16.1)%	(8.9)%	(11.3)%			(18.5)%	(17.6)%
Merchant discounts	(4,655)	(3,659)	(986)	(1,193)	(476)	(1,001)	(6,117)	(5,853)
% to Net Sales	(1.9)%	(1.5)%	(3.3)%	(2.5)%			(2.2)%	(2.0)%
Pre-opening expense	—	—	—	—	(810)	(730)	(810)	(730)
% to Net Sales	—	—	—	—			(0.3)%	(0.3)%
General & administrative expense	—	—	—	—	(10,360)	(11,318)	(10,360)	(11,318)
% to Net Sales	—	—	—	—			(3.7)%	(3.9)%
Vendor contract termination	—	—	—	—	—	(464)	—	(464)
% of Net Sales	—	—	—	—			—	(0.2)%
Other income, net	—	—	—	—	137	361	137	361
% to Net Sales	—	—	—	—			0.0%	0.1%

Earnings (loss) before interest and taxes	$13,694	$24,918	$1,696	$286	$(17,106)	$(19,686)	$(1,716)	$5,518

% to Net Sales	5.4%	10.3%	5.6%	0.6%			(0.6)%	1.9%

Exhibit 99.1
LESCO, INC.
SALES BY CUSTOMER SECTOR AND TRANSACTING SELLING LOCATIONS

	Three Months Ended June 30,
	2006					2005						% Change
	Service	Stores on	Stores			Service	Stores on		Stores			Service	Stores on		Stores
(Dollars in millions)	Centers	Wheels	Total	Direct	Total	Centers	Wheels	Other	Total	Direct	Total	Centers	Wheels	Other	Total	Direct	Total
Lawn care & landscape	$133.4	$0.7	$134.1	$14.0	$148.1	$127.5	$0.8	$—	$128.3	$22.9	$151.2	4.6%	(12.5)%	—%	4.5%	(38.9)%	(2.1)%
Golf	13.4	21.6	35.0	0.7	35.7	15.5	22.7	—	38.2	2.8	41.0	(13.5)	(4.8)	—	(8.4)	(75.0)	(12.9)

Gross sales	146.8	22.3	169.1	14.7	183.8	143.0	23.5	—	166.5	25.7	192.2	2.7	(5.1)	—	1.6	(42.8)	(4.4)
Net sales adjustments (a)	(1.1)	(0.6)	(1.7)	(0.1)	(1.8)	(0.9)	(0.6)	—	(1.5)	(0.5)	(2.0)	(22.2)	0.0	—	(13.3)	80.0	10.0

Net sales	$145.7	$21.7	$167.4	$14.6	$182.0	$142.1	$22.9	$—	$165.0	$25.2	$190.2	2.5%	(5.2)%	—%	1.5%	(42.1)%	(4.3)%

	Six Months Ended June 30,
	2006					2005						% Change
	Service	Stores on	Stores			Service	Stores on		Stores			Service	Stores on		Stores
(Dollars in millions)	Centers	Wheels	Total	Direct	Total	Centers	Wheels	Other	Total	Direct	Total	Centers	Wheels	Other	Total	Direct	Total
Lawn care & landscape	$203.1	$1.3	$204.4	$29.1	$233.5	$190.2	$1.0	$0.9	$192.1	$41.2	$233.3	6.8%	30.0%	(100.0)%	6.4%	(29.4)%	0.1%
Golf	19.3	30.5	49.8	1.3	51.1	21.9	30.0	0.2	52.1	6.6	58.7	(11.9)	1.7	(100.0)	(4.4)	(80.3)	(12.9)

Gross sales	222.4	31.8	254.2	30.4	284.6	212.1	31.0	1.1	244.2	47.8	292.0	4.9	2.6	(100.0)	4.1	(36.4)	(2.5)
Net sales adjustments (a)	(1.4)	(1.2)	(2.6)	(0.2)	(2.8)	(2.0)	(1.1)	—	(3.1)	(0.6)	(3.7)	30.0	(9.1)	—	16.1	66.7	24.3

Net sales	$221.0	$30.6	$251.6	$30.2	$281.8	$210.1	$29.9	$1.1	$241.1	$47.2	$288.3	5.2%	2.3%	(100.0)%	4.4%	(36.0)%	(2.3)%

(a)	Net sales adjustments include freight revenue reduced by agency sales, customer discounts, and rebates.